Exhibit 99.1

Oragenics Project to Develop a Variant-Agnostic Protein Antigen for Use in its COVID-19 Intranasal Vaccine Receives Funding from CQDM

TAMPA, Fla. (June 5, 2023) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a biotechnology company dedicated to fighting infectious diseases, announces the award of a grant from CQDM, a Canadian bioresearch consortium, for the collaborative development of a variant-agnostic COVID-19 protein subunit vaccine candidate. The project, which aims to build upon Oragenics’ current lead intranasal vaccine candidate NT-CoV2-1, is a collaboration with the National Research Council of Canada (NRC) and Inspirevax.

“By collaborating with our longstanding partners, we are better able to address the evolving SARS-CoV-2 virus by working to develop broadly protective antigens designed to protect against current and future variants. Our pan-coronavirus vaccine candidate presents a potential universal solution to the evolving nature of SARS-CoV-2 and potentially future coronaviruses by targeting mucosal immunity at the source, being readily deployable through faster manufacturing and exhibiting lower barriers for storage and transportation,” said Kim Murphy, President and Chief Executive Officer of Oragenics. “We are grateful for this new source of non-dilutive funding to advance our scientific work.”

“We are delighted to support the work of Oragenics and Inspirevax on the continued development of their intranasal vaccine, which offers a novel solution to reducing SARS-CoV-2 transmission by targeting mucosal immunity, among other benefits. Collaborative efforts such as this accelerate technological advancement by combining the most innovative R&D from each organization,” said Diane Gosselin, President and CEO of CQDM.

In March 2023, Oragenics entered into an exclusive global license agreement with Inspirevax for its novel intranasal mucosal adjuvant, BDX301, and also formed a Joint Development Committee to oversee development efforts collaboratively. The grant awarded by CQDM is expected to help Oragenics fund the development of two to four well-characterized stable CHO pools expressing new, cross-protective vaccine antigens with well-established preclinical efficacy using intranasal immunization. These antigens are expected to be rapidly deployable in next-generation vaccine formulations by leveraging the NRC’s advanced manufacturing platform currently utilized by Oragenics and previously developed for the reference strain SARS-CoV-2 spike antigen.

The grant funding is awarded through SynergiQC, a Quebec-based funding program for biopharmaceutical research created by CQDM. SynergiQC is designed to promote academic-based industrial research in the biopharmaceutical field that will generate economic benefits across Quebec. CQDM extends its funding capacity to the development of biopharmaceutical products with high industrial and commercial value, such as more competitive molecules and other technologies.

About CQDM

CQDM is a biopharmaceutical research consortium whose mission is to fund the development of innovative tools and technologies that will accelerate the discovery and development of safer and more effective drugs. We bring together world-leading pharmaceutical organizations, Canadian biotech companies, the best researchers from the public and private sectors, as well as the Canadian and Quebec governments. CQDM’s collaborative approach bridges the funding gap needed to drive innovation across the academic and private sectors, especially where early-stage research is concerned. For more information please visit: www.cqdm.org, and the CQDM’s pages on LinkedIn et Twitter.

About Inspirevax Inc.

Inspirevax Inc. (Montreal) is dedicated to the betterment of all people through the responsible use of advanced medical technology. Inspirevax is developing the Proteosome Intranasal Technology platform as a mucosal adjuvant system for use in nasal vaccines and immunotherapies. For more information about Inspirevax, please visit www.inspirevax.com.

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases, including those caused by coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to obtain necessary funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates; the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and Canadian regulatory authorities and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection and license agreements; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to the outcome of preclinical studies, nasal administration, transmission, manufacturing, storage and distribution; other potential adverse impacts such as delays in regulatory review, manufacturing delays and supply chain issues, adverse impacts on healthcare systems and disruption of the global economy; the ability to sustain compliance with our exchange listing requirements; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts

Oragenics, Inc.

Janet Huffman, Chief Financial Officer

813-286-7900

jhuffman@oragenics.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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